Exhibit 10.5

ALLOY, INC.

EXECUTIVE INCENTIVE BONUS PLAN

1.	PURPOSE

The purpose of this Alloy, Inc. Executive Incentive Bonus Plan (the “Plan”) is to provide a means through which the Company (as defined, to include selected subsidiaries and affiliates) may provide incentives to attract key executives to enter and remain in the employ of the Company and to provide a means whereby these individuals can contribute to the growth, profitability and increased shareholder value of the Company. The Plan is intended to be a Code Section 162(m) plan that, upon approval by the shareholders of the Company, permits the Company to pay performance compensation to Covered Employees and maintain its deduction for compensation expenses, in accordance with Section 162(m)(4)(C) and the regulations issued thereunder.

2.	DEFINITIONS

(a)	Bonus – Cash and the performance incentive awards granted to an Executive pursuant to the terms and conditions of the Plan.

(b)	Board - The Board of Directors of Alloy, Inc.

(c)	Code - The Internal Revenue Code of 1986, as amended.

(d)	Committee - The Compensation Committee of the Board, or such other committee or sub-committee of the Board or Compensation Committee that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

(e)	Company – Alloy, Inc. and any subsidiary of the Company that Committee designates as a participating Company in this Plan.

(f)	Covered Employee – A “covered employee” is an employee of the Company who as of the close of the tax year, (i) is the principal executive officer (“PEO”) (within the meaning of the compensation disclosure rules promulgated under the Securities Exchange Act of 1934 (the Act)) of the Company or an individual acting in that capacity, or (ii) is an employee with respect to whom the Company is obligated to report annual compensation to its shareholders by reason of the employee being among the three highest compensated officers for the tax year (other than the PEO).

(g)	Executives – An Executive is an officer of the Company, including Covered Employees, deemed to be an executive officer by the Committee, in accordance with the Company’s standard practices and procedures.

(h)	Extraordinary Items - A sale of a division or subsidiary of the Company, a merger or consolidation of the Company, a reorganization or dissolution of the Company or such other Extraordinary Items as determined by the Committee in its sole discretion.

(i)	Performance Period - The period of time, which can be any month, quarter, semi- annual or annual period of time, established by the Committee for the establishment of performance goals.

3.	ELIGIBILITY

(a)	Only Executives of the Company are eligible for participation in the Plan. In order to participate in the Plan, for any Performance Period, an Executive must be designated for participation in accordance with the Plan and the selection procedures established by the Committee. If an employee becomes an Executive mid-way through a Performance Period, then such Executive may be eligible for participation in the Plan on a pro-rated basis, with a Bonus set under the Plan equal to the Bonus that would have been set for the entire Performance Period multiplied by the number of weeks of the Executive’s participation over the total number of weeks in the Performance Period.

(b)	If an employee ceases to be an Executive or an employee of the Company for any other reason during a Performance Period, no Bonus shall be paid to that employee for that Performance Period, unless otherwise provided for in an agreement by and between the Company and that Executive.

4.	BONUS AWARDS

(a)	Awards of bonuses under the Plan shall be based on one or more of the following performance goals: (i) net income, (ii) earnings per share, (iii) return on equity, (iv) gross margin, (v) return on assets, (vi) net sales, (vii) new products, (viii) expansion of facilities, (ix) customer satisfaction, (x) earnings, (xi) debt management, (xii) free cash flow, or (xiii) objective personal improvement. Performance goals may be set by the Committee on an individual, area of responsibility, business segment or Company-wide basis, or any combination thereof. Without in any way limiting the foregoing, performance goals for Executives may be typically established to measure performance as described on the attached Schedule A, incorporated herein Unless otherwise specifically approved by the Committee, the methods for calculating performance goals shall exclude Extraordinary Items.

(b)

The Committee shall administer the Plan and shall have full power and authority to construe, interpret, and administer the Plan necessary to comply with the requirements of Section 162(m) of the Code. The Committee’s decisions shall be final, conclusive, and binding upon all persons. The Committee shall certify in writing prior to commencement of payment of the Bonus that the performance goal or goals under which the bonus is to be paid has or have been achieved. The Committee in its sole discretion has the authority to reduce the amount of a Bonus otherwise allocated to an Executive upon attainment of the performance goal established for any Performance Period provided that a reduction in the amount of one Executive’s Bonus does not result in an increase in the amount of any other Executive’s Bonus.

(c)	Promptly after the beginning of a Performance Period, the Committee shall: (i) determine the performance criteria; (ii) determine the Executives eligible to participate in the Plan for the applicable Performance Period; and (iii) determine the method for computing the amount of Bonus payable to each Executive if the performance goal is achieved.

(d)	The maximum Bonus amount that can be paid to any Executive with respect to any one fiscal year cannot exceed $4,000,000. Bonus awards may be in the form of cash or equity awards under the Alloy, Inc. 2007 Employee, Director and Consultant Stock Incentive Plan (or any successor plan), as determined by the Committee.

(e)	Bonus amounts shall be paid or granted within 90 days after the close of the applicable Performance Period. An Executive must be employed by the Company on the date on which any Bonus is paid to receive actual payment, except as specifically provided for in any other agreement by and between Executive and the Company

5.	NONASSIGNABILITY

No Bonus or any other benefit under the Plan shall be assignable or transferable by the participant during the participant’s lifetime except as otherwise approved by the Committee.

6.	NO RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.

7.	EFFECTIVE DATE

The effective date of this Plan is December 6, 2007.

Schedule A: Typical Objective Criteria

Financial performance

EBITDA, and year-over-year EBITDA improvement

Free Cash Flow

Operational performance

Achievement of specific operational goals

improved productivity

reduction of costs

increased margins

Individual executive performance

management efficiency

developing and maintaining the skills necessary to work in a high-growth company recognizing and pursuing new business opportunities

initiating and implementing programs to enhance our growth and successes;

leadership capabilities, such as the ability to motivate others and build a strong management team;

demonstration of Company values in an effort to promote a culture of excellence and integrity.

Strategic Company objectives and activities

acquisitions, dispositions or joint ventures and expansion;

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